June 25, 2013

CHS Inc

Term Sheet – Timothy Nye Skidmore

Position – Executive Vice President & Chief Financial Officer; reports to CHS President & CEO

Start Date – August 19, 2013

Ongoing Compensation

•	Salary – $450,000

•Annual Variable Pay

— Target award equal to 70% of salary

•	Maximum award equal to 140% of salary

—	Incentive period would commence on September 1, 2013 (first day of 2013 – 2014 fiscal year)
Note: Awards are based on CHS financial results (70%) and personal performance (30%). CHS Financial goals for 2013 are 8% ROE at threshold, 10% ROE at target, 14% ROE at maximum. (Note: CHS has achieved maximum Annual Variable Pay ROE results for eight of the past nine years.)

•	Long-term incentive

— Target award equal to 70% of three year average salary

— Maximum award equal to 140% of three year average salary

•
Incentive plan design, award composition and vesting provisions based on Company’s practice for all other senior executives: cash awards, if earned, are deferred each November into a 409 (A) non-qualified deferred compensation plan and vest 1/3 each of the subsequent three January’s. Subject to 409(A), distributions can commence when awards are fully vested or upon reaching retirement age.

•	Would be eligible for full 36 month award at the end of 2012- 2014 plan period (September 1, 2012 – August 31, 2014)

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Note: Under current LTIP design, awards are based on three year cumulative CHS ROE goals. Current plan goals are 8% three year ROE at threshold, 10% three year ROE at target, 14% three year ROE at maximum. (LTIP ROE results have reached maximum levels for the past seven consecutive years.)

Replacement of Forfeited Compensation

•	Replacement Compensation for Unvested Restricted Stock

—
Subject to continuing employment with CHS, to be delivered in restricted cash awards on the following schedule: (i) $180,000 within 30 days of start date, (ii) $180,000 within 30 days after the first anniversary of start date, and (iii) $ 180,000 within 30 days after the second anniversary of the start date. These amounts are not eligible compensation under CHS benefit plans.

--	Acceleration at death, disability, involuntary termination without “cause,” or voluntary termination for “good reason”

•	Replacement Compensation for Forfeited 2013 Incentives

—
Subject to continuing employment with CHS, CHS will provide reimbursement for whatever portion of current employer’s annual incentive that is not paid by current employer to be delivered in restricted cash awards on the following schedule: (i) a maximum of $55,163 within 30 days of start date, (ii) a maximum of $55,163 within 30 days after the first anniversary of start date, and (iii) a maximum of $55,163 within 30 days after the second anniversary of the start date. These amounts are not eligible compensation under CHS benefit plans.

--	Acceleration at death, disability, involuntary termination without “cause,” or voluntary termination for “good reason”

Health and Welfare and Retirement Benefits

•
Participate in plans generally available to other Company executives and are described in attached Executive Benefits Summary. CHS will guarantee no break in health care coverage from current employer to CHS. In addition, since there is a one year waiting period for eligibility for the CHS Pension Plan and Profit Sharing Plan, the Executive will be granted similar sized contributions in accordance with start date (as noted on the attached Executive Benefits Summary) to non-qualified plan accounts.

Severance

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•	Compensation by the Company without “good cause” or for “good reason” will be offered in conjunction with a signed release agreement and will include severance of one year of base pay and pro-rated annual variable pay in addition to normal separation benefits such as accrued and unpaid PTO.

Relocation

•	Executive level relocation assistance

Perquisites – In accordance with benefits offered to other Executive Vice Presidents

•
Perquisites currently consist of company-paid yearly executive physical at the Mayo Clinic and up to $2,500 per year (or $5,000 every two years) as reimbursement for personal financial planning services

Other

•	Covenants: confidentiality and non-disparagement requirements

•	Offer subject to background and credit checks

DEFINITIONS

Cause Definition

•	Deliberate and continued failure to substantially perform duties and responsibilities after written notice

•	Conviction of, or plea of guilty or no contest to, felony

•	Material violation of Company policy

•	Act of fraud or dishonesty resulting or intended to result in personal enrichment at Company’s expense

•	Gross misconduct in performance of duties that results in material economic harm to Company

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Good Reason Definition

•	Assignment of duties or responsibilities that are materially inconsistent with duties or responsibilities of the CFO position

•	Material diminution in authority, duties or responsibilities

•	A 10% or more reduction in salary, except for across-the-board reductions

•	Company’s material breach of any obligation under Agreement

Please acknowledge your agreement with the terms of this employment offer as explained on pages 1 – 4 of this Term Sheet dated June 25, 2013 and as described in the “CHS
Executive Vice President Benefits Overview” and in the Executive Vice President “Total
Compensation Package” document by signing above your name below:

CHS INC

By

/s/ Carl Casale

Name: __Carl Casale ______________________

Title: ___President and CEO CHS Inc ________

Date: _____June 25, 2013________________

By
___/s/ Timothy Nye Skidmore_______________

Name: ____Timothy Nye Skidmore_________________

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Date: _____June 25, 2013_________________________________

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